Exhibit 10.75

Sandra J. Price
SVP Human Resources
Mailstop: KSOPHF0310
6200 Sprint Parkway
Overland Park, KS 66251

October 24, 2014

Mr. Junichi Miyakawa

2-21-10 Kikukawa
Sumida-Ku Toyko 130-0004
Japan

Dear Junichi,

On behalf of Marcelo Claure, I am pleased to extend an employment offer to you for the position of Technical Chief Operating Officer reporting to Marcelo Claure under the terms described in this letter and pursuant to the cost arrangement agreement between SoftBank BB Corporation and Sprint Corporation. Your start date will be November 1, 2014 (contingent upon entry date into the Unites States).

Your annual net base salary will be 13,978,956 JPN. Thirty percent will be paid monthly in US dollars (at current monetary conversion rates) while the remaining seventy percent will be paid monthly in Japanese yen. Your benefits will generally be provided pursuant to the SoftBank International Assignment Policy

Your principal office will be located at the corporate headquarters in Overland Park, KS.

Once you report to work, you will have access to the New Employee Website - a one stop resource to obtain a variety of information to assist you in understanding Sprint’s benefits, workplace support, and an overview of the company. You will find the New Employee Website online at http://suonline.corp.sprint.com/newhire.

The Federal Immigration and Naturalization Service regulations require that all new employees verify eligibility for employment in the United States within the first three days of employment. Please be prepared to provide the required acceptable documentation, as indicated on the attached "List of Acceptable Documents", to your hiring manager. Your employment may be terminated if you do not provide such proof within the applicable time frame

Additionally, through the online Intellectual Property Rights (IPR) Agreement, you must certify that you understand and will comply with the Sprint Employment Agreement regarding proprietary information, critical systems and resources, property rights and business practices.

Your employment at Sprint will be at-will, meaning there will be no agreement for employment of any particular nature for any particular period of time, and either you or Sprint can terminate your employment at any time and for any reason, with or without cause.

Please send a signed copy of this letter to me confirming your acceptance of this offer of employment. Feel free to contact Jon Ebina , manager human resources at 913-315-1405 with questions.

Congratulations Miyakawa-san! I look forward to working with you in meeting the exciting challenges and opportunities at Sprint.

Sincerely,

/s/ Sandy Price

C:    Marcelo Claure
Jon Ebina
Stephany Newport

/s/ Junichi Miyakawa                        10/31/2014
Accepted                            Date